Exhibit 22

                              SUBSIDIARIES OF THE REGISTRANT

                  The subsidiaries listed below have been included in the
             Consolidated Financial Statements of the Registrant. See Note 1 of Notes to Consolidated Financial Statements.

                                                    Place of      Percentage
              Subsidiaries of the Registrant     Incorporation       Owned
              -------------------------------------------------------------
             Exolon-ESK Company of                Dominion of        100%
             Canada, Ltd.                            Canada
             Norsk Exolon AS                   Kingdom of Norway     100%
             Exolon-ESK International             U.S. Virgin        100%
             Sales Corp.                            Islands